Exhibit 99.1

For Further Information:

Heather Wietzel, 616-233-0500

InvestorRelations@PeakResorts.com

For Immediate Release

Peak Resorts Declares Quarterly Cash Dividend

Wildwood, Missouri, December 21, 2015 – Peak Resorts, Inc. (NASDAQ:SKIS), a leading owner and operator of high-quality, individually branded ski resorts in the U.S., today announced that the company’s board of directors declared a quarterly cash dividend of 13.75 cents per share of common stock. The dividend is payable on February 24, 2016, to stockholders of record on January 4, 2016.  The current indicated annual dividend is 55 cents per share.

Timothy D. Boyd, president and chief executive officer, noted, “Peak Resorts’ management and board remain very confident in the company’s long term prospects. We strongly believe that we can create value through organic growth, resort development and accretive acquisitions.  We expect to continue to generate healthy cash flow from our growing portfolio of ski resorts in the attractive overnight and day-drive segments of the market, supporting the dividend we are paying shareholders.”

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company currently operates 13 ski resorts primarily located in the Northeast and Midwest, 12 of which are company owned, and recently announced that it has entered into an agreement to purchase Hunter Mountain, the Catskills' premier winter resort destination.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the company's website at PeakResorts.com, or follow Peak Resorts on Facebook (https://www.facebook.com/skipeakresorts) for resort updates.

Forward Looking Statements

This press release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, risk factors that could affect the company’s ability to consummate the offering and other risks and uncertainties that are contained in its filings with the Securities and Exchange Commission.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.